SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549



                                 FORM 8-K


                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported):  December 5, 1995



                    JMB INCOME PROPERTIES, LTD. - VIII
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)





     Illinois                     0-10206                 36-3075978
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(State or other)                (Commission          (IRS Employer
 Jurisdiction of               File Number)           Identification No.)
 Organization




           900 N. Michigan Avenue, Chicago, Illinois  60611-1575
           -----------------------------------------------------
                  (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
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
                          TOWN AND COUNTRY CENTER

                              Houston, Texas



ITEM 2. ACQUISITION OR DISPOSITION OF ASSET. JMB Income Properties, Ltd. - VIII (the "Partnership"), in a joint venture with an affiliated partnership, JMB Income Properties, Ltd.-IX, owned an interest in Town and Country Center, a 1,054,000 square foot regional shopping center located in Houston, Texas, through another joint venture ("T&C") with the developer of the center. The center includes six free-standing buildings and a three-level enclosed mall, of which T&C owned approximately 370,000 square feet of mall space (the "Property"). On December 5, 1995, the lender, American General Life and Accident Insurance Company, realized upon its security for its non-recourse mortgage loan, which included the land, building and related improvements of the Property, in discharge of the loan. The Property was approximately 76% occupied (including temporary tenants) on the disposition date. As previously reported, the Property faced strong competition in its area. T&C had prepared and evaluated a plan for an extensive renovation and re-merchandising of the Property. Given T&C's level of debt, the strong competition that the Property faced and the significant cost that would have been required to lease, renovate and re-merchandise the Property, T&C decided in September 1995 not to commit any additional capital to pay continued operating deficits of the Property, including funding for debt service payments, without obtaining a modification to the existing non-recourse mortgage loan. Consequently, T&C remitted to the lender only the amount of cash flow from property operations after expenses rather than the full debt service payment required for the month of September 1995. The lender was unwilling to modify the loan and realized upon its security as a result of the default in the payment of debt service.
     As a result of the disposition of the Property to the lender and the liquidation of the joint ventures mentioned above, the Partnership has recognized a gain of approximately $9,800,000, excluding the venture partners' shares, for financial reporting purposes and a gain of approximately $8,400,000, excluding the venture partners' shares, for tax reporting purposes. Substantially all of the gain for financial reporting purposes results from the liquidation of the joint ventures. The Partnership had previously recorded a $30,115,000 loss on value impairment for financial reporting purposes relating to the underlying real estate assets. There are no proceeds from the disposition. Under the terms of the applicable venture agreements, gain on disposition of the Property and liquidations of joint ventures is to be allocated according to the respective ownership percentages of the venture partners. The Partnership's ownership percentage in the Property was 50.10%.
     The Partnership's interest in the Town and Country Center was its only remaining investment property and due to its disposition, the Partnership intends to wind up its affairs and liquidate by year-end. The Partnership will distribute its remaining cash after payment of expenses and liabilities. It is currently expected that a final liquidating distribution in excess of $200 per Limited Partnership Interest will be made in connection with the liquidation and termination of the Partnership. However, this is an estimate only, and the final liquidating distribution to the Limited Partners, which will depend upon, among other things, amounts needed to pay or provide for the Partnership's remaining expenses and liabilities, may vary from such estimate.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
     (a)   Financial Statements.  Not applicable.
     (b)   Proforma financial information - Narrative.
     As a result of the lender realizing upon its security interest in the Property, there will be no further rental income, mortgage and other interest, depreciation and amortization, property operating expenses or venture partners' share of ventures' operations recorded for the Property, which for the Partnership's most recent fiscal year (the year ended December 31, 1994) were approximately $6,912,000, $3,535,000, $2,829,000, $4,192,000 and
$1,795,000, respectively, and for the nine months ended September 30, 1995 were approximately $4,658,000, $2,641,000, $2,095,000, $3,096,000 and
$16,625,000, respectively. Additionally, there will be no further provision for value impairment for the Property, which was approximately $30,115,000 at September 30 1995. Also, there will be no further assets and liabilities related to the Property, which at December 31, 1994 and September 30, 1995 consisted of (i) land, building and improvements and deferred expenses (net of accumulated depreciation and amortization) of approximately $59,342,000 and $27,099,000, respectively; (ii) cash and other current assets of approximately $3,270,000 and $2,281,000, respectively; (iii) current portion of long-term debt of approximately $1,515,000 and $30,824,000, respectively; (iv) other current liabilities of $2,299,000 and $2,123,000, respectively; (v) other liabilities of approximately $1,645,000 and $1,099,000, respectively; (vi) long-term debt less current portion of approximately $29,651,000 and none, respectively; and (vii) venture partners' subordinated equity of approximately $23,338,000 and $6,978,000, respectively.
     (c)   Exhibits.
           None
                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                       JMB INCOME PROPERTIES, LTD. - VIII

                       By:    JMB Realty Corporation
                              Managing General Partner



                              By:   GAILEN J. HULL
                                    Gailen J. Hull
                                    Senior Vice President






Dated:  December 20, 1995